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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K


                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported) November
                                    7, 1997



                             Republic Bancorp, Inc.
             (Exact name of registrant as specified in its charter)



           Kentucky                   33-77324             61-0862051
       (State or other
        jurisdiction of             (Commission          (I.R.S. Employer
        incorporation)               File Number)        Identification No.)


     601 West Market Street, Louisville, Kentucky            40202
    (Address of principal executive offices)               (Zip code)



     Registrant's telephone number, including area code   (502)584-3600


                                 Not Applicable
         (Former name or former address, if changed since last report)

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Item 2.        Disposition of Assets

   During 1997, Republic elected to focus its resources on its North Central and Central Kentucky markets. As a result of this decision, management aggressively pursued opportunities to sell certain fixed assets and deposits of its Western Kentucky banking centers, with the exception of Owensboro. Republic's Western Kentucky assets contracted for sale include banking centers in the cities of Murray, Benton, Paducah, and Mayfield. These banking centers are comprised of approximately $180 million in deposits and approximately $3.7 million in fixed assets. Republic will retain substantially all of the loan portfolio associated with these banking centers in the amount of approximately $155 million.

   The pricing and other terms of these asset dispositions were arrived at through arms-length negotiations with various potentially interested parties. In addition to comparing offers, management evaluated terms offered by prospective purchasers to information regarding pricing of similar transactions. To the extent the purchase price in a transaction is less than the deposit liabilities being assumed by the purchaser, the transaction involves a cash payment by Republic to the purchaser. Management has funded the closed transactions with additional deposits at its existing banking centers, liquidation of available for sale investment securities and additional advances from the Federal Home Loan Bank (FHLB).

   On April 1, 1997, Republic entered into an agreement to sell its Murray banking center to United Commonwealth Bank, FSB. The transaction included the sale of real estate located in Murray, Kentucky, certain fixed assets, and a transfer of certain deposit liabilities totaling approximately $18 million. The transaction was closed on July 30, 1997 and Republic recognized a pre-tax gain of approximately $1.7 million.

   On July 21, 1997, Republic entered into an agreement to sell its Benton banking center to The Peoples First National Bank and Trust Company of Paducah. The transaction included the sale of real estate located in Benton, Kentucky, certain fixed assets, and a transfer of certain deposit liabilities totaling approximately $31 million. The transaction was closed on September 23, 1997 and Republic recognized a pre-tax gain of approximately $2.2 million.

   On July 18, 1997, Republic entered into an agreement to sell its Paducah banking centers to The Paducah Bank and Trust Company. The transaction included the sale and lease of real estate located in Paducah, Kentucky, certain fixed assets, and a transfer of certain deposit liabilities totaling approximately $65 million. The transaction was closed on November 7, 1997 and Republic recognized a pre-tax gain of approximately $3.6 million. The sale was funded by maturing investment securities and overnight fed funds. Republic also increased its borrowings from the FHLB by $36 million in order to fund the remaining portion of the sale.

   Republic has also entered into a contract to sell its Mayfield banking center to First Federal Savings Bank of Leitchfield. The transaction will include the sale of real estate located in Mayfield, Kentucky, certain fixed assets, and a transfer of certain deposit liabilities totaling approximately $65 million. The Mayfield transaction is contingent upon regulatory approval and is expected to close during the first quarter of 1998. Management anticipates that Republic will realize a gain of approximately $2.0 to $4.0 million on this transaction. Such gain will be dependent upon the attributes and the amount of the liabilities assumed by the purchasers at closing. Republic anticipates that it will fund this transaction through additional advances from the FHLB.

   While none of these transactions individually involves the disposition of a significant amount of assets, with the closing of the sale of the Paducah banking center on November 7, 1997, these transactions collectively involved the disposition of a significant amount of Republic's total assets.

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ITEM 7. FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

b.   Pro Forma Consolidated Financial Statements (unaudited)Republic
     Bancorp, Inc..

     At the time this Form 8-K is being filed, it is impracticable for Republic to provide the required pro forma financial statements. The required pro forma financial statements will be filed no later than sixty (60) days after the date this Form 8-K is filed with the Securities and Exchange Commission.

c. The exhibits furnished as a part of Form 8-K are identified in, and immediately follow, the Exhibit Index appearing on page 4 of this report.

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                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             Republic Bancorp, Inc.
                                  (Registrant)


                                                Principal Executive Officer:


Date: November 21, 1997                         /s/Bernard M. Trager
      -----------------                         ------------------------------
                                                Bernard M. Trager
                                                Chairman and Chief
                                                Executive Officer


                                                Principal Financial Officer:


Date: November 21, 1997                         /s/Mark A. Vogt
      -----------------                         ------------------------------
                                                Mark A. Vogt
                                                Senior Vice President,
                                                Chief Financial Officer

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                                  EXHIBIT INDEX


Exhibit        Description

2.1 Agreement to Purchase Assets and Assume Liabilities dated April 1, 1997 by and between United Commonwealth Bank, FSB and Republic Bank & Trust Company

2.2 Purchase and Assumption Agreement dated July 18, 1997 between The Paducah Bank & Trust Company and Republic Bank & Trust Company

2.3 Purchase and Assumption Agreement dated July 21, 1997 between Peoples First National Bank & Trust Company and Republic
               Bank & Trust Company

2.4 Purchase and Assumption Agreement dated September 12, 1997 between First Federal Savings Bank of Leitchfield and Republic Bank & Trust Company